Exhibit 3.1.4

CERTIFICATE OF FORMATION

OF

BELLINGHAM HERALD PUBLISHING, LLC

1. The name of the limited liability company is

Bellingham Herald Publishing, LLC

2. The address of its registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Bellingham Herald Publishing, LLC this 23rd day of August, 2005.

/s/ Charles S. Lee
Charles S. Lee
Authorized Person